WAIVER OF PREMIUM BENEFIT

BENEFIT

If Total Disability starts before age 60, all premiums which fall due while Total Disability continues will be waived by the Company.

AGE

"Age 60" means the policy anniversary on which the Insured has attained age 60.

TOTAL DISABILITY

1.  DEFINITION

Total Disability means that the Insured must be unable to engage for remuneration or profit in any occupation for which he or she is or could be suited by reason of education, training or experience.

Being a student is considered engaging in an occupation.

2.  REQUIREMENTS

Total Disability of the Insured must:

a.	require the regular treatment by a licensed physician other than the Insured;

b.
be caused by accidental bodily injury occurring, or disease first manifesting itself, after the later of the Effective Date of this Benefit or the fifth birthday of the Insured but before age 60; if total disability starts after this Benefit is in force for two years from its Effective Date no claim for Total Disability will be denied solely because an injury occurred or disease manifested itself prior to the Effective Date of this Benefit.

c.	continue for six consecutive months; and

d.	start when this Benefit and the Policy are in force. This Benefit is not in force if any premium for this Policy or this Benefit is in default.

3.  LOSS OF SIGHT OR LIMBS

Loss of Sight or Limbs means the permanent, total loss of:

a.	the sight of both eyes; or .

b.	the use of both hands; or

c.	the use of both feet; or

d.	the use of one hand and one foot.

Loss of Sight or Limbs is considered Total Disability even though the Insured may be able to engage in an occupation. The six consecutive months requirement does not apply to Loss of Sight or Limbs.

NOTICE AND PROOF OF CLAIM

Written notice of a claim must be given to the Company at its Home Office:

1.	while the Insured is living; and

2.	during the period of Total Disability.

Failure to give notice will not void a claim if it is shown that the notice was given as soon as reasonably possible.

Proof of Total Disability must be given to the Company within one year from written notice of claim. Failure to give proof of Total Disability within one year will not void a claim if it is shown that proof was given as soon as reasonably possible. If failure to give proof is due to the legal incapacity of the Insured, the one year limitation does not apply.

Prior to the approval of any claim, the Company will have the right to have one or more physicians examine the Insured as often as the Company may reasonably require.

Premiums falling due before the Company approves a Total Disability claim should be paid prior to the end of the Grace Period. If the claim is approved, any premium paid which can be waived will be refunded.

PROOF OF CONTINUANCE

After approval of a Total Disability claim, the Company may:

1.	require due proof of the continuance of Total Disability; and

2.	have one or more physicians designated to examine the Insured at reasonable intervals.

Premiums falling due after:

1.	proof is not furnished on request; or

2.	the Insured fails to submit to examination will not be waived.

WP-2 (NY)	(4032)

NOTICE OF RECOVERY

The Owner shall give immediate notice to the Company when the Insured recovers from the Total Disability.

LIMITATIONS

No benefit will be provided if disability results from:

1.	injuries intentionally self-inflicted; or

2.	war or act of war, whether declared or undeclared, while the Insured is in the military service of any country.

GENERAL PROVISIONS

1.	This Benefit is part of this Policy to which it is attached.

2.	This Benefit is subject to all the provisions of this Policy.

3.	The Effective Date of this Benefit is the Date of Issue of this Policy unless otherwise shown on page 4 of this Policy.

4.	The premium for this Benefit is shown on page 4 of this Policy.

5.	This Additional Benefit shall be incontestable after it has been in force during the lifetime of the Insured for a period of two years from its Date of Issue.

6.
The amount payable under any settlement will not be reduced by any premiums waived under this Benefit. Any dividends and surrender values will be the same as if the premium waived had been paid in cash.

TERMINATION OF BENEFIT

This Benefit terminates:

1.	when any premium for this Benefit or this Policy is in default beyond the end of its Grace Period; or

2.	on the due date of any premium on this Policy by written request of the Owner accompanied by this Policy and this Benefit for endorsement; or

3.	at age 60.

4.	at the end of the premium paying period for this Policy.

FORESTERS LIFE INSURANCE AND ANNUITY COMPANY

Knut Olson,
 President

Form No. WP-2